Exhibit 23.01

• CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

•	We consent to the incorporation by reference in the following registration statements on Form S-3 of our report dated February 11, 2009, relating to the financial statements and financial statement schedules of Hartford Life Insurance Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in its method of accounting and reporting for the fair value measurement of financial instruments in 2008) appearing in this Annual Report on Form 10-K of Hartford Life Insurance Company for the year ended December 31, 2008.

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• Form S-3 Registration Nos.
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333-154837
333-137215
333-133693
333-133694
333-133695
333-133701
333-133707

• DELOITTE & TOUCHE LLP

Hartford, Connecticut
February 11, 2009